Exhibit 99.2

First Defiance Financial Corp.	FDEF	Q4 2009 Earnings Call	Jan. 19, 2010
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     MANAGEMENT DISCUSSION SECTION

Operator: Good morning. Thank you for joining us for today’s First Defiance Financial Corp’s Fourth Quarter and Full Year 2009 Conference Call. This call is also being webcast and the audio replay will be available at First Defiance website at www.fdef.com.

Providing commentary this morning will be Bill Small, Chairman, President and CEO of First Defiance and Don Hileman, Executive Vice President and Chief Financial Officer. Following their prepared comments on the company’s strategy and performance, they will be available to take your questions.

Before we begin, I’d like to remind you that during the conference call today, including during the Q&A period, you may hear forward-looking statements related to future financial results and business operations for First Defiance Financial Corp. Actual results may differ materially from current management forecast and projections as a result of factors over which the company has no control. Information on these risk factors and additional information on forward-looking statements are included in the news release and in the company’s reports on file with the Securities and Exchange Commission. As a reminder, this conference is being recorded.

And now, I will turn the call over to Mr. Small for his comments.

William J. Small, President, Chairman, and Chief Executive Officer

Thank you and good morning to everyone for joining – thank you for joining us for the First Defiance Financial Corp. conference call to review the 2009 fourth quarter and year-end results. Last night, we issued our 2009 earnings release and this morning we would like to discuss that release and give you a look forward into 2010. At the conclusion of our presentation, we will answer any questions you might have.

Joining me on the call this morning to give more detail on the financial performance for the fourth quarter and the year is CFO Don Hileman. Also with us this morning to answer questions is Jim Rohrs, President and CEO of First Federal Bank.

Fourth quarter 2009 net income on a GAAP basis was $1.6 million or $0.14 per diluted common share, compared to 880,000 and $0.09 per diluted common share in the 2008 fourth quarter. For the year ended December 31, 2009, First Defiance earned 8.3 million or $0.76 per diluted common share, compared to 7.4 million or $0.91 per diluted common share for 2008. The 2008 results included 1.1 million of acquisition-related charges associated with the acquisition of Pavilion Bancorp.

As 2009 came to an end, we continued to face many challenges in the banking industry as we are still dealing with the economic and financial issues of the recession, and this is reflected in our earnings results. Credit quality remains a challenge as layoffs and business closings throughout the year stressed many to the breaking point and caused many of our credits to seek forbearance and in some cases, just close down.

However, even in this environment, we have confidence in our core operation. Although higher provision expense and additional expenses related to collections and real estate owned as well as charges related to the closure of two branch office facilities had a negative impact on earnings for the quarter, our fundamental operating metrics were again very solid. I am pleased to report that despite the very difficult operating environment, the Company remained profitable for the quarter and the full year of 2009.

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First Defiance Financial Corp.	FDEF	Q4 2009 Earnings Call	Jan. 19, 2010
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Asset quality performance in the fourth quarter was again considerably weaker than our historic performance. Many of our credit quality metrics were stressed as we booked $7 million of provision expense for the quarter, bringing the provision for the 2009 year up to $21.7 million.

In light of the continued environment of high unemployment, as well as the overall uncertainty of the commercial real estate market, we believe it is prudent to build general reserves. This decision drove the provision expense increase in the fourth quarter. There was an increase in charge-offs to the linked quarter and nonperforming assets increased in the quarter in part as a result of properties moving into OREO and more modified loans, many of which are still accruing interest.

However, our delinquency numbers improved in the fourth quarter over the third quarter result and now with two consecutive quarters of improvement, we hope this indicates a positive trend. We continue to devote significant resources to the monitoring and early recognition of any weaknesses in the portfolio. While we are not seeing new specific loan problems arise in the portfolio, we are focused on the overall economic environment in which we’re operating. We believe the overall reserve build was appropriate based on our general view regarding the near-term direction of the economy.

In addition to the credit quality issues in the loan portfolio, we also continued to address asset quality issues in the investment portfolio. Additional other than temporary impairment charges were taken on several securities during the fourth quarter. Don will detail the OTTI charges in his comments.

In light of these challenges, the Board of Directors has decided not to declare a cash dividend for the fourth quarter of 2009. We believe that this is a time to conserve capital, as we work through the asset quality issues. We believe that the fundamentals of the company remain sound, but it will take some time to work through the problem credits.

As we get these troubled assets worked through the system, we expect to return to levels of profitability more consistent with the past. Despite the somewhat disappointing earning results for the quarter, there were several strong performance indicators. One of the significant positive stories in the fourth quarter was that net interest margin remained relatively strong at 3.82%, producing another solid quarter of net interest income performance.

We have a disciplined pricing strategy that resulted in the stable net interest margin for the quarter, and we will continue to focus on managing the margin and adjusting our pricing strategy, as changes in the market warrant.

Non-interest income in the 2009 fourth quarter was flat compared to the linked quarter, but up significantly over the 2008 fourth quarter. Mortgage banking income was the main driver, as we finished out a record year in mortgage production. This income more than offset the OTTI charges taken in the quarter. Mortgage originations were down some to the linked quarter and we expect this to level off slightly below this quarter’s levels going forward. Non-interest expense was also flat with the linked quarter and up about 4.5% for full-year 2009 versus 2008, driven primarily by increased credit and OREO expense.

Total loan balance at year-end was down slightly from third quarter 2009 and up just slightly over year-end 2008. Commercial loan demand overall is flat, as businesses remained cautious about making new capital investment, but there are opportunities to develop new relationships with customers of other banks. However, we remained guarded in this environment as we review credit requests.

Total deposit balances at year-end were also up significantly over the September 30, 2009 balances.

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First Defiance Financial Corp.	FDEF	Q4 2009 Earnings Call	Jan. 19, 2010
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We continue to have success growing our non-interest bearing deposits, and this strategy has had a positive impact on net interest margin. Our Asset Liability Committee is very focused on managing the spread between loans and deposits, but there is little room left to lower deposit rates, which requires us to be even more disciplined on the lending side.

I will now ask Don Hileman to give you additional financial details for the quarter and the 2009 year-end before I wrap up with an overview and look at what we see developing for 2010. Don?

Donald P. Hileman, Executive Vice President and Chief Financial Officer

Thank you, Bill, and good morning, everyone. The fourth quarter was a continuation of the challenging economic environment in our market area, with high unemployment and weak economic activity. This continues to have a higher level of impact in Southern Michigan and the extreme northwest corner of Ohio where most of the counties continue to be well into double-digit unemployment.

While we have seen some indications of positive economic activity, such as a stabilization of the unemployment rate in some markets, we do not anticipate a dramatic turnaround in the near term.

As we review our financial performance, credit quality remains a major focus and impacts our performance. We also had several other significant items that contributed to the increase in the year-over-year fourth quarter core income.

I will begin with a discussion of credit quality. This quarter, we had another large loan loss provision with a corresponding increase in the allowance for loan losses. This was driven primarily by an increase in the specific allowance necessary on current nonperforming loans, as well as an increase in the quantitative component of the general allowance, which is based on historical charge-off levels that have increased. The qualitative component increased based on a higher level of non-accrual loans and other factors.

In light of the continued environment of high unemployment, lower real estate values, and sustained economic weakness in our market area, as well as the current regulatory environment, we believe it is prudent to operate with higher levels of general loan loss reserves in this environment.

Our provision expense totaled seven million, up from 3.8 million in the fourth quarter of 2008 and down from 8.1 million in the third quarter of 2009. Our allowance for loan loss increased to 35 million or 2.17% of total loans at December 31, 2009 from 31.2 million or 1.92% of total loans at September 30, 2009 and from 24.6 million or 1.52% of total loans on December 31, 2008. The fourth quarter provision exceeded net charge-offs by 3.8 million.

Annualized net charge-offs were 0.79% of loans for the fourth quarter of 2009 compared with 0.67% for the fourth quarter of 2008. On a full year 2009 basis, net charge-offs were 0.70% of average loans. Of the total charge-offs, 57% related to commercial real estate and 26% related to one-to-four family real estate loans. Of the total commercial real estate charge-offs at 1.9 million, 1.3 million or 67% related to three relationships and 284,000 or 80% of the total commercial charge-offs of 354,000 related to one credit relationship.

We maintain a continuous process of analysis and review of our loan portfolio. We have made decisions to reallocate resources to work with past due clients, to determine a course of action that we hope will mitigate potential losses on client relationships. Our lending staff is spending a greater portion of their time working to maintain credit quality of their portfolios and identifying any issues as early as possible to give us the greatest opportunity to work with clients and mitigate loss.

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First Defiance Financial Corp.	FDEF	Q4 2009 Earnings Call	Jan. 19, 2010
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Our two experienced loan workout individuals are committed to handling problem commercial credits and developing action plans to move the credit through the workout process. This is evidenced by a higher level of OREO this quarter.

We have also been actively working with residential borrowers to determine qualification for government loan modification programs and have reviewed approximately 270 residential mortgage loans in 2009.

We calculate our allowance for loan losses by analyzing all loans on an internally rated classified and special mention list, and making informed judgments about the risk of loss based on the cash flow of the borrower, the value of any collateral and the financial strength of the guarantors.

Based on those judgments, we record a specific amount of loan loss against each loan we analyze for impairment. While we analyze all internally rated classified and special mention loans, a higher percentage of these loans are performing as agreed.

Provision for loan losses is the adjustment we make to the allowance for loan losses necessary for an allowance to be adequate, based on the losses we estimate to be in the portfolio. In our review, we have determined it is appropriate to adjust the economic, environmental and risk factors we use in determining the general portion of the reserve for loan loss, in our determination of the adequacy of the reserve. We believe this is consistent with the operating environment we foresee in 2010.

At December 31, our allowance for loan losses represented 2.17% of total loans outstanding, an increase of 25 basis points over last quarter and represents 73.2% of our non-performing loans, which was up slightly from 71.8% of non-performing loans at December 31, 2008.

Non-performing assets ended the quarter at 61.4 million or 2.99% of total assets up from 49.4 million last quarter, which was 2.45% of our total assets. Total non-performing loans increased to 47.9 million from 40 million in the third quarter with a non-accrual loans increasing 5.7 million to 41.2 million from 35.5 million on a linked quarter basis.

Restructured loans increased 2.1 million from last quarter. Restructured loans are considered non-performing because of changes in the original terms granted to borrowers. These loans are still accruing interest. This is a process in which we can work with borrowers who have the ability to repay to mitigate loss potential.

The total delinquency rate was 3.18% at December 31, 2009 down from 3.49% at September 30, 2008, and 3.78% at June 30, 2009. The delinquency rate for loans 90 days past due and were on non-accrual increased to 2.5% this quarter from 2.15% in the third quarter of 2009.

The increase in the level of 90 days past due from the last quarter is due to an increase in commercial real estate 90-day past dues of 763,000 and an increase in commercial 90 days past due of 5.1 million and a decrease in the one-to-four family residential of 500,000, with home equity and home improvement going up 481,000.

The composition of the 90-plus day past due and non-accrual totals at the end of the fourth quarter breaks down in certain sectors with a comparison on a linked quarter basis: commercial real estate, 2.98% up from 2.9%; one to four family residential, 2.35% down from 2.5%; commercial 2.80% up from 1.5%; home equity 0.30% down from 0.38%; construction 1.39% up from 0.36%; and consumer 0.17% up from 0.13%.

We believe our portfolio continues to be well positioned. We have a diversified portfolio and low average loan size with little presence in the most problematic segments of commercial real estate, such as big-box retailers and large office building. And credits are generally underwritten on a cash flow basis. They require meaningful equity and personal guarantees. We have also strengthened

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First Defiance Financial Corp.	FDEF	Q4 2009 Earnings Call	Jan. 19, 2010
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our credit review process and increased the overall scope of loans we individually view on a quarterly basis.

Mortgage banking was still fairly strong in the fourth quarter, continuing the momentum from the first three quarters of the year; with a gain on sale of income of 1.5 million in the fourth quarter of 2009, compared with 1.5 million in the third quarter of 2009, and 1.6 million in the fourth quarter of 2008. We also recorded a positive valuation adjustment to mortgage servicing rights of 397,000 in the fourth quarter, compared with a negative adjustment of 2.7 million in the fourth quarter of 2008, reflecting the change in the level of market interest rates that affect the assumed prepayments fees of the underlying collateral.

At December 31, 2009, First Defiance had 1.2 billion in loan service for others. The mortgage servicing rights associated with those loans had a fair value of 9 million or 74 basis points of the outstanding loan balances serviced.

Total impairment reserves, which are available for recapture in future periods, totaled 1.5 million at the quarter end. While we are pleased with the mortgage loan activity for the year, we have experienced a slowing of refinance activity with a slight increase in purchase activity. We anticipate the trend to continue with an increase in market rates accelerating in the latter half of 2010.

The economic environment continues to add stress on our investments in trust preferred collateralized debt obligations or CDOs and required additional other than temporary impairment write-downs in the fourth quarter. The CDOs are made up of pooled investments in trust preferred securities issued primarily by commercial banks and thrifts. As the issuing institutions experience financial difficulties, they can defer payments, and in many cases, we have seen these institutions default on their issue, which is a negative impact on the collateral supporting the pooled investments.

The other than temporary impairment charge recognized in the fourth quarter of 2009 totaled 1.4 million compared with a charge of 994,000 on a linked quarter basis. Securities losses for the quarter related to three securities with a book value of 27,000 at December 31, 2009, which were written down to fair value in the quarter and one other CDO with a remaining book value of 243,000.

First Defiance also has another CDO investment that had an OTTI charge in the first, second and third quarters of 2009, which has a remaining book value of 751,000 and market value of 284,000 at December 31, 2009. The OTTI charges are due to the deterioration of the underlying collateral and relate to the credit component of the security. The company as part of its analysis determined that four of these securities should be declared held for sale. The rest of the trust-preferred CDO investments in the portfolio had a total book value of 2.9 million and market values of 1.1 million at December 31, 2009. The decline in the value of these investments is primarily due to the continued lack of liquidity in the CDO market. These investments continue to pay principal and interest payments in concordance with the contractual terms of the securities. Management has not deemed the impairment in value of these CDO investments to other than temporary and therefore has not recognized a reduction in value of these investments in earnings. The OTTI charge was partially offset by a $5000 gain on sale of one security due to an early call.

And turning to the operating results, our net interest income of 17.5 million for the quarter was basically flat on a linked quarter basis and up from the 16 million in the fourth quarter of 2008. For the quarter, our margin was 3.82%, which was 10 basis point increase from the fourth quarter of 2008 and a six basis point decline on a linked quarter basis. The continued low rate has given us opportunities to reprice on the liability side. We have been successful in continuing to lower our cost of funds. We have also seen the downward pressure on overall asset yields and the downward re-pricing of variable rate loans. The increase in our liquidity position has also impacted the margin, but believe that this is prudent at this time and position us to take better advantage of increased

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First Defiance Financial Corp.	FDEF	Q4 2009 Earnings Call	Jan. 19, 2010
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market rates in the future. The rate environment remains challenging, and we feel that we have minimal opportunity for continuing reductions on some of our transaction and savings products, while we still maintain opportunities on term accounts.

Fee income continues to be strong and was flat with 2008 fourth quarter at 3.5 million. Insurance revenue was 1.1 million in the fourth quarter of 2009, basically flat with the fourth quarter of 2008. Income from Bank Owned Life was 219,000 in the fourth quarter compared with an expense of 428,000 in the fourth quarter of 2008 related to a write-down of the cash value of a certain portion of investments within the Banked Owned Life Insurance portfolio.

Overall non-interest expense increased to 14.5 million this quarter compared with 13.6 million in the fourth quarter of 2008 and 14.8 million on a linked quarter basis. The fourth quarter compare compensation and benefits expenses were down 150,000 from the fourth quarter of 2008. FDIC insurance expense increased to 637,000 in the fourth quarter of 2009 from 290,000 in the same period of 2008 as a result of FDIC rate increases and higher insured deposit balances.

Other non-interest expense increased to 3.7 million in the fourth quarter from 2.8 million in the fourth quarter of 2008. Increases in expenses of 235,000 for credit, collection and OREO; 331,000 related to deferred compensation valuation, which was partially offset by cost reductions in various areas, such as advertising and loan-related expenses.

Fourth quarter of 2009 included 652,000 relating to the closing of two branch facilities and the relocation of a third. We believe this move better aligns our delivery network to our customer locations and service patterns. It is expected that we will benefit from lower branch operating costs in 2010.

We have been focused on controlling and reducing operating costs throughout our organization, including staff reductions. Our compensation and benefit expenses have been positively impacted by decisions to preemptively reduce staff levels as well as to allow attrition to reduce staffing levels. We believe that we have a balanced approach to cost control in this difficult environment, as well as a sustained focus on customer service. We continue to look for opportunities to expand our market presence in strategic growth markets.

We saw balance sheet growth with total assets growing 100 million from December 2008 to 2.06 billion at December 31, 2009 and growing 38.9 million on a linked-quarter basis. On the asset side, cash and equivalents grew 75 million over the year to 121 million at December 31, 2009. Gross loan balances remained flat year-over-year.

Loan activity in general continues to be weak, and we have seen an increase in business loan pre-payments and debt reduction from those companies in a position to do so. We have been able to generate new and existing business but not at the levels to grow the loan portfolio.

We continue to be prudent in our new loan activities. We have been able to develop strong, new relationships with good commercial clients. We believe that controlled growth is reflective of the environment, and we were well positioned for future growth.

Other assets grew 9.1 million, primarily due to the pre-payment of the FDIC three-year assessment. Total deposits grew 110 million from December of 2008 and increased 31.8 million on a linked-quarter basis.

We were also pleased with our growth in non-interest bearing deposits to 189 million at December 31, 2009 up from 176 million at December 31, 2008. This is in line with our strategy and efforts to reduce cost of funds. That completes my overview for the quarter.

I’ll turn the call back to Bill.

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First Defiance Financial Corp.	FDEF	Q4 2009 Earnings Call	Jan. 19, 2010
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William J. Small, President, Chairman, and Chief Executive Officer

Thank you, Don. As we move forward into 2010, we will continue to address the challenges that face all of us. The overall economic climate throughout our market area varies from industry to industry, but we do see signs of some improvement in manufacturing and that’s certainly encouraging. This bodes well for our commercial customers that have weathered the storm to this point and are now seeing some relief to cash flow pressures.

Unemployment numbers are running higher in this region compared to national numbers, but there have been a few instances of callbacks and even some new hires. While this is encouraging, we feel that most companies will be slow to recall their workers until they develop more confidence in the strength of the recovery.

The elevated unemployment levels will further strain consumers in meeting their debt obligations. Our credit staff continues to work hard at identifying any weaknesses early so as to mitigate potential losses.

On the commercial lending side, additional asset review functions and more delinquent loan reporting requirements have been added to assist in monitoring the portfolio. We review credit concentrations by industry and have placed lower limits on lending within certain types of loan categories.

We have further segmented our commercial real estate portfolio to track the general performance of these segments and better analyze potential problems earlier. Our insurance agency has recently added several new carriers that specialize in specific types of coverage that should present some additional cross-sell opportunities to some of our loan clients within those specific industries.

This is a difficult environment to forecast in as conditions are constantly changing. We do anticipate slow growth in 2010, with loan growth being in the low to mid single digits. Mortgage loan growth, as I said earlier, should run slightly lower than fourth quarter 2009. This will be impacted somewhat after the first quarter if the government decides to extend the homebuyer’s credit program currently in place until April. Home purchases have picked up in recent months but still lag historic levels and the interest rate forecast does not lead us to expect another strong wave of re-finances. Deposit rates remain low, as banks have felt no pressure to increase rates while business and consumers continue to build their deposit balances. Deposit growth should remain steady at least through the first half of the year unless the Fed decides to move rates sooner than currently anticipated. While we expect some retreat in net interest margin early in 2010, we anticipate being relatively flat at year-end 2010 compared to full-year 2009.

The regulatory climate in Washington is being watched closely, as the general atmosphere there seems to be rein in and reform all banks, regardless of size or business plan. A number of legislative proposals currently being considered could negatively impact non-interest income, as well as introduce a number of other programs under the mantle of consumer protection. It is possible that the FDIC will be back with additional special assessments during 2010 to strengthen the deposit insurance fund as they continue to deal with bank closures.

New tax proposals are being introduced to address the large deficit created by a myriad of new government program, and these proposals, many of which are aimed at banks will also need to be closely monitored.

Even with all this regulatory, economic and congressional activity going on around us, I think, there are certainly many points of encouragement and strength as we move further into 2010. The

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First Defiance Financial Corp.	FDEF	Q4 2009 Earnings Call	Jan. 19, 2010
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general economic picture definitely is more encouraging than it was 12 months ago. Economic indicators in both manufacturing sector and in housing have been more positive in recent months.

Consumer confidence, while still tentative, is growing as the markets recover and inflation stays under control. We are encouraged by the strong core performance of First Defiance during these challenging economic times. The basic business plan is sound and as the problem assets work their way through and out of the system, this bodes well for the future.

We picked up market share on virtually every market in 2009, and this gives us great momentum as we move into 2010. We look for this to be a year of controlled growth with more opportunities to establish new business relationships and build on existing ones. We firmly believe in our strategy and feel that it was certainly validated by successfully getting us through a year like 2009.

We thank you for joining us this morning and now we will be happy to take your questions.

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First Defiance Financial Corp.	FDEF	Q4 2009 Earnings Call	Jan. 19, 2010
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    QUESTION AND ANSWER SECTION

Operator: Thank you. We will now begin the question-and-answer session. [Operator Instructions]. Our first question comes from Dennis Klaeser of Raymond James.

<Q – Dennis Klaeser>: Good morning. It’s Dennis Klaeser.

<A – William Small>: Good morning, Dennis.

<Q – Dennis Klaeser>: First of all, could you comment on the MOU and kind of your status of complying with the MOU that you received a month or two ago?

<A – William Small>: Yeah, we have submitted everything that was requested under that. At this point, Dennis, we have not heard anything, anything back, although officially, so we’re, there really isn’t a whole lot more that we can comment on. As part of the MOU, we did submit a capital plan. There was no requirement in there as far as specific levels.

OTS was our primary regulator, just wanted I think to establish comfort that, where we were headed over the next one to three years was going to keep us in the well-capitalized position that we’re in. We fully anticipate that the plan we submitted fully documents that. We are restricted, as we stated in the 8-K that we filed in regards to that. We are required to receive prior permission before declaring any dividends. Actually that’s a process that we’ve always gone through anyways, and we will continue to comply with that. Otherwise, I don’t see anything as a result of that plan that is going to have a significant major impact on our basic business operating strategy.

<Q – Dennis Klaeser>: Okay, okay, thanks. And turning to non-performing asset growth, it looks like in the quarter the key category that grew was commercial loans, whereas the other loans are flat to down. Was there a specific relationship there that deteriorated or is there some other explanation for the deterioration in that category?

<A – James Rohrs>: This is Jim Rohrs. We had one large commercial property that went over 90 days delinquent at the end of the quarter about a $5 million property. It’s a shopping center.

<Q – Dennis Klaeser>: Okay.

<A – James Rohrs>: Located in our market area.

<Q – Dennis Klaeser>: Okay, all right. And in terms of early stage indicators of trends, your early stage delinquencies came down nicely. And in your ‘Q’, in the third quarter 10-Q, you disclose the loans that are rated special mention and substandard doubtful. Can you comment on the fourth quarter trends in special mention and substandard doubtful loans?

<A – James Rohrs>: This is Jim Rohrs again. They trended slightly higher although the pace of increase has definitely slowed. One of the things that we’ve been asked to do by the OTS is to project those numbers on a quarterly basis going forward. We have those numbers coming down in the first quarter of 2010. We’ve done a fairly in-depth analysis on an account by account basis and are encouraged by a combination of upgrades in credits based on improved performance and credits, as Don said, that are moving through the collection system as we gain control of the property, get them to Sheriff’s sale, in some cases into OREO then, but in some other cases, those properties sold to another investor. So we think that we’ll see Class V assets begin to trend lower in this quarter.

<Q – Dennis Klaeser>: Okay. And then just a minor item, in terms of the – in your operating expense, you have that $175,000 recovery from a previously recorded loss related to an investment advisor, and this might be because I’m relatively new to your story but what is that particular item?

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First Defiance Financial Corp.	FDEF	Q4 2009 Earnings Call	Jan. 19, 2010
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<A – Donald Hileman>: Yeah, Dennis, this is Don Hileman. Last year we recorded approximately 775,000 of loss related to an investment advisor that fraudulently took clients accounts, and we as a company made the decision to make all our clients whole and that was the loss. And then subsequently we’ve had litigation with our bond carriers and part of the recovery this year, the 175, was a partial settlement with our bond carriers.

<Q – Dennis Klaeser>: Okay. Is there any more recovery potential in the future?

<A – Donald Hileman>: There is. We still have one open litigation and as you probably are aware with these – we think there’s a good opportunity, but you know it’s in the courts right now.

<Q – Dennis Klaeser>: Okay. And then just in terms of your expense trends, your compensation line item has obviously moved around a bit in the past few quarters. Is the current level a reasonable run rate going forward or is there other moving parts in terms of determining what the run rate should be there?

<A – Donald Hileman>: I think it will probably be consistent. There are some moving parts. Year-over-year, we’re down about 40 FTEs. We are continuing to looking at ways to reduce our costs, especially in compensation benefits. But I think at a certain level we probably are going to be fairly consistent with the level we’re at right now. I wouldn’t expect a whole lot of lowering of that in the near term.

<Q – Dennis Klaeser>: Sure. Okay. Thank you for taking my questions.

<A – Donald Hileman>: Thanks and welcome to covering our company.

<Q – Dennis Klaeser>: Sure. Thank you.

Operator: Thank you. Our next question is from Christian Koch of Koch Asset Management

<Q>: Yes, good morning, gentlemen.

<A – William Small>: Good morning.

<Q>: Can you just help us understand a little bit, what was the catalyst for the MOU. We’ve covered banks for a long time and you all have very good and satisfactory and above average capital levels, and we’re just trying to figure out why a bank or an institution like yourself would receive an MOU?

<A – William Small>: Well, I think that we have to be a little bit cautious, I think, in what we say.

But we are – we’re regulated as a thrift. We have a thrift charter. But we have a business plan that is much similar to a commercial bank, and I think that when you look at the perceived risk in the portfolio from a regulator that primarily deals with residential lending that certainly causes some additional red flags on their end.

We have, we’ve continued to set internal capital targets that are, we think, are comfortably above the regulatory mandated levels and have continued to build on those. As I stated earlier in my response to one of Dennis’ questions that we’ve not been told that you need to be at X-level by a certain date. I think it was more just a case, again, that they wanted to see and get a comfort level with looking ahead, as we move through this type of economy, that we are going to continue to be able to maintain those capital levels and everything that we’ve shown validates that we will.

<Q>: And – so you’re saying basically the catalyst was your residential lending portfolio?

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First Defiance Financial Corp.	FDEF	Q4 2009 Earnings Call	Jan. 19, 2010
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<A – William Small>: No, no, I’m saying the fact that our portfolio is much more diversified than a residential mortgage portfolio. And that’s a type of portfolio that is – certainly stands out on more of a separate basis. I know, Jim, you’ve done a fair amount of analysis of our portfolio and our credit factors and everything. I don’t know if there’s anything else you wanted to add in explaining that.

<A – James Rohrs>: The one number that is not reported publicly is classified assets. Some institutions choose to disclose that number in their earnings releases, but it’s not a number that’s available out there on thrift call reports. It is reported, but it’s a suppressed field, as it is on bank call reports. So that is a number that the OTS, their only peer to compare us to is the thrift peer, which on average, their balance sheet is much more concentrated in residential first mortgage loans and much less concentrated in commercial real estate loans.

And as our portfolio, we’ve about 1.3 billion of 1.6 billion of ours is in what we consider to be commercial, which is commercial real estate and commercial loans versus our peer of thrifts, which are very much weighted the other way. So when they look at us compared to our thrift peers, our classified assets jump out as a much higher percentage and that is a normal I think a situation for somebody who has a commercial portfolio like us because we risk rate every commercial loan individually and we risk rate our residential real estate loans on what we call an exception basis.

And that exception being it’s either – it’s typically it’s over 90 days past due. So if you exception risk base and call it a classified asset when it’s 90 days past due, it is also a non-performing asset because it’s the same definition.

So the OTS is used to looking at institutions where classified assets and non-performing assets are very similar, and our classified assets compared to non-performings are substantially higher and our position is that that’s typical of a more commercial bank, which we consider ourselves to be. So I think their primary focus with the MOU was on our classified levels and our ability to get those, those levels reduced over time.

<Q>: I completely understand your point on the classified side. So you’re saying your portfolio looks like a commercial bank. However, on the non-performing asset side, I mean, your non-performing assets are around 3%. And most banks or thrifts that receive MOUs, their NPAs to total assets are approaching five. And so, again, with your above average capital levels and satisfactory position, it just, it behooves us how you would get an MOU?

<A – James Rohrs>: Well, the MOU is focused on our classified levels, and -

<A – Donald Hileman>: Yes. I think the other thing – this is Don. On the MOU, there was a distinction that was clearly made to us that this was an informal MOU, not a formal one. So I think they have a different level of stress there.

When we looked at the whole thing, I think, quite frankly there were some arguments on our side that we felt we were a better performing institution than what the MOU might indicate. But I think overall, some of the takeaways as Bill said, was there was no specifics in that. A lot of the MOUs, we compared against had specific target levels in there, so that is a distinction, I guess, maybe a minor one with ours but to say we fully understand and agree with all the reasons, I’d say that might be not true, but I think we understand the need and we have to live with it.

<Q>: Okay.

<A – William Small>: And our classified levels are clearly higher than we’re comfortable with. And we know that we need to get those down because until we get those down, we’re not going to see significant improvement in the non-performings and the charge-offs.

<Q>: Okay, thanks for giving us some discussion on that.

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First Defiance Financial Corp.	FDEF	Q4 2009 Earnings Call	Jan. 19, 2010
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<A – Donald Hileman>: You’re welcome.

<A – William Small>: You’re welcome.

Operator: Thank you. Our next question comes from Eileen Rooney of KBW. Please go ahead.

<Q – Eileen Rooney>: Good morning, everyone.

<A – William Small>: Good morning, Eileen.

<A – Donald Hileman>: Hi, Eileen.

<Q – Eileen Rooney>: Just one follow-up on Dennis’ question on the expenses. I know you had some comp reversals in the third quarter. I was just wondering, was there any of that in the fourth quarter? Because I was surprised that it went down from 3Q.

<A – Donald Hileman>: No material changes in our variable comp. We didn’t have any variable comp in the fourth quarter. I think that is a continuation of some of the reductions in staffing levels.

<Q – Eileen Rooney>: Okay, great. And the branch closures, I’m just wondering, are there any more opportunities for closing under-performing branches?

<A – Donald Hileman>: When we looked at that I don’t think there’s – in the near term there’s any that we would identify. I think we have some that we are targeting to improve their performance. And we believe that we have a great opportunity to do that working with the managers and the retail staff to do that. But I would not expect any near term or within 2010 any additional closures.

<Q – Eileen Rooney>: Okay. Great. And then one question on the dividend. I understand you have to get approval before declaring any dividends going forward. Just wondering, under what circumstances you think the dividend comes back?

<A – William Small>: Well, I think we’ll – as we always do, we will continue to really analyze that on a quarter-to-quarter basis. We’ll monitor it in regards to our internal capital plan. What we see as far as going on in the general economy, and then how we’re performing and what our forecast is for continued performance. So we’ll be looking at it on a quarter-to-quarter basis. The decision not to pay in the fourth quarter was strictly a board decision. It’s not one that we had even gotten to the point of discussing that any further. The board just felt that it was the prudent move to make here in the fourth quarter of 2009.

<A – Donald Hileman>: I think another strong indicator that we will consider is, along with all that Bill said, as Jim mentioned, is the classified asset level. And if that changes or declines, that gives us more opportunity to consider the overall financial performance of the institution.

<Q – Eileen Rooney>: Great. Thank you, guys.

<A – William Small>: Thank you.

<A – Donald Hileman>: Thank you.

Operator: Thank you. Our next question comes from Christopher Marinac of FIG Partners.

<Q – Christopher Marinac>: Thanks. Good morning. Just wanted to get a little more clarification on the OREO expenses that were in the press release. Can you break down the ‘08 and ‘09 numbers by how much was actual write-down of OREO versus the other ancillary costs?

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First Defiance Financial Corp.	FDEF	Q4 2009 Earnings Call	Jan. 19, 2010
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<A – Donald Hileman>: I can – don’t have it exactly, but I would say probably it was averaging around 50/50.

<Q – Christopher Marinac>: Okay.

<A – Donald Hileman>: I think that would be a good benchmark with my lack of having exact numbers in front of me, Chris.

<Q – Christopher Marinac>: Okay. And that would be okay, Don, for ‘08 as well?

<A – Donald Hileman>: That would primarily be ‘09. I’m not sure about ‘08.

<Q – Christopher Marinac>: Okay. And then could you, or could Bill talk a little bit about land prices both in terms of agriculture, commercial and residential and just sort of how you’ve seen them the last couple of months?

<A – William Small>: I’ll tell you what, Chris, I’m going to defer to Jim. He’s got a better pulse on the farming community and everything. So I’ll let him comment on the pricing of land.

<A – James Rohrs>: Yeah, I’m an old farm boy. Farmland prices have held up I think very well. We’re seeing some – in some cases some ridiculous prices paid for small tracts that are close to a fairly wealthy farmer, but farmland prices typically in the, I’d say, $4000 an acre range. The farming community here in our market has done very well in the last couple of years. Yields were good this year. Prices were good. So we feel very comfortable with the farmland values. We don’t do a lot of lending on farmland to the extent we’re going to loan money against what we think are somewhat inflated prices, we’re going to make sure we’re very well secured on those loans.

On the commercial side, part of our expense in the OREO in the early part of this year and the latter part of last year – by that I mean the early part of ‘09 and the latter part of ‘08 – was that we would take a property into OREO, and what we thought we could liquidate and net out of that property and we were chasing a moving target because property values were continuing to fall. So when we finally did get the property sold, it was at a somewhat less value than what we had originally taken into the OREO.

We’re seeing that much more stabilized now. I think about four months ago maybe, five months ago, we started to see opportunistic buyers kind of come out of the woodwork, where people that had significant cash reserves were looking at real estate acquisition as an opportunity. So we’re seeing much more activity on those types of properties. And we’ve actually in the last 30 days sold two housing development properties that were in OREO and sold them for essentially what we had them on the books for.

So these are investors who are – have patient enough capital that they can buy developed lots in a market and sit on those until those lots sell. So I think that says that our real estate values I think have stabilized.

<Q – Christopher Marinac>: Great.

<A – James Rohrs>: Hope that answers your question.

<Q – Christopher Marinac>: No, it does. Thank you very much, guys. That’s helpful.

<A – William Small>: All right. Thanks, Chris.

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First Defiance Financial Corp.	FDEF	Q4 2009 Earnings Call	Jan. 19, 2010
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Operator: [Operator Instructions]. We have no further questions. Gentlemen, do you have any closing remarks today?

William J. Small, President, Chairman, and Chief Executive Officer

Just, again, we appreciate everybody taking the time to join us this morning on the call and appreciate your support. Thank you very much.

Operator: The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

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